UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005
CORILLIAN CORPORATION
(Exact name of registrant as specified in its charter)
Commission file number: 0-29291

Oregon	91-1795219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 NW John Olsen Place Hillsboro, Oregon	97124
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (503) 629-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURES

Item 7.01 Regulation FD Disclosure
     On December 22, 2005, the Board of Directors of Corillian Corporation (“Corillian”) approved the acceleration of vesting of Corillian’s outstanding stock options with option exercise prices equal to or greater than $5.00. The acceleration will apply to all options outstanding as of December 30, 2005 under Corillian’s 2000 Stock Incentive Compensation Plan and 2003 Nonqualified Stock Incentive Compensation Plan. Options to purchase an estimated 354,218 shares of Corillian’s common stock, or approximately 0.8% of Corillian’s total outstanding options, with a weighted average exercise price of $5.74 and varying remaining vesting schedules, became immediately vested and exercisable as of December 30, 2005. Of these 354,218 options, approximately 200,000 options are held by Corillian’s executive officers. No options held by Corillian’s directors were impacted by the acceleration of vesting. The closing price of Corillian’s common stock as quoted on Nasdaq on December 22, 2005, the date of approval of the acceleration by the Board of Directors, was $2.80 per share.
     As a result of this acceleration, Corillian expects to reduce its exposure to the effects of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method. Corillian currently estimates a reduction in stock-based compensation expense associated with this acceleration of approximately $536,000 for each fiscal years 2006 and 2007 and approximately $95,000 for subsequent fiscal years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 5, 2005

CORILLIAN CORPORATION
By:	/s/ ALEX P. HART
Alex P. Hart
President and Chief Executive Officer